Exhibit 10.52

AMENDMENT TO

MEMORANDUM OF EMPLOYMENT

Effective: January 1, 2008

Name:	Mark A. Featherstone

Address:	1316 Jacob Drive
Yardley, PA 19067

WHEREAS, on June 28, 2007, MARK A. FEATHERSTONE (“Featherstone”) and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker”), entered into a Memorandum of Employment; and

WHEREAS, Featherstone and Quaker wish to amend the Memorandum of Employment to reflect final regulations issued under section 409A of the Internal Revenue Code;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in the Memorandum of Employment and herein, and intending to be legally bound hereby, the parties agree that the Memorandum of Employment is amended as follows, effective January 1, 2008:

1. Section 8 of the Memorandum of Employment is amended to read as follows:

8. Termination. Quaker, in its sole discretion, may terminate your employment at any time and without notice for any reason, including Cause. If you incur a Separation from Service by action of Quaker for any reason other than Cause, death, disability or normal retirement age, Quaker agrees to:

a. Provide you with reasonable outplacement assistance, either by providing the services in-kind, or by reimbursing reasonable expenses actually incurred by you in connection with your Separation from Service. The outplacement services must be provided during the one-year period following your Separation from Service. If any expenses are to be reimbursed, you must request the reimbursement within eighteen months of your Separation from Service and reimbursement will be made within 30 days of your request.

b. Pay you severance in twelve monthly installments commencing on the Payment Date, each of which is equal to your monthly base salary at the time of your Separation from Service, provided you sign a Release within 45 days of the later of the date you receive the Release or your Separation from Service.

“Separation from Service” means your separation from service with Quaker and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto. “Cause” means your employment with Quaker has been terminated by reason of (i) your willful and material breach of this Memorandum of Employment, (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of your duties hereunder which is materially injurious to Quaker, or (iii) conviction of or plea of guilty to a felony. “Payment Date” means (x) the 60th day after your Separation from Service or (y) if you are a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of your Separation from Service, and the severance described in subsection (b) is deferred compensation subject to section 409A of the Code, the first business day of the seventh month following the month in which your Separation from Service occurs. If the Payment Date is described in clause (y), the amount paid on the Payment Date shall include all monthly installments that would have been paid earlier had clause (y) not been applicable, plus interest at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of your Separation from Service (or the previous business day if such day is not a business day), for the period from the date payment would have been made had clause (y) not been applicable through the date payment is made. “Release” means a release (in a form satisfactory to Quaker) of any and all claims against Quaker and all related parties with respect to all matters arising out of your employment with Quaker, or the termination thereof (other than for claims for any entitlements under the terms of this Memorandum of Employment or any plans or programs of Quaker under which you have accrued a benefit) that Quaker provides to you no later than three days after your Separation from Service. If a release is not provided to you within this time period, the severance shall be paid even if you do not sign a release.

2. The “Other Items” section of Addendum 1 to the Memorandum of Employment is amended to read as follows:

Other Items: You will be entitled to the termination benefits described in Section 8 of the Memorandum of Employment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Memorandum of Employment.

ATTEST:		QUAKER CHEMICAL CORPORATIOON

/s/ Irene M. Kisleiko		By:	/s/ Michael F. Barry
Name:	Irene M. Kisleiko		Name:	Michael F. Barry

November 19, 2008

WITNESS:

/s/ Irene M. Kisleiko		/s/ Mark A. Featherstone
Name:	Irene M. Kisleiko	Mark A. Featherstone

November 19, 2008